Exhibit 99.1

DayStar Technologies Appoints Mark Roseborough, CEO, as interim CFO Effective Immediately

KELOWNA, BC -- (Marketwire – July 8, 2013) – On April 20, 2013, Daystar Technologies Inc. (OTC Pink: DSTI) (the “Company”) announced, via press release, the resignation of John Ng as Chief Financial Officer. There was no disagreement between Mr. Ng and the Company regarding any matter relating to the Company’s operations, policies or practices. Mr. Ng may continue to provide services to the Company as a consultant, on mutually agreeable terms currently being negotiated.

Until such time as the Company hires a new CFO, the Board of Directors has approved Mark Roseborough, CEO of the Company, to act as interim CFO, effective immediately.

About DayStar Technologies, Inc:

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at www.daystartech.com/.

For further information contact, Bill Nalley, 778.484.5159, info@DayStartech.com

Safe Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.